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                                                                   Exhibit 99.1


             ALCATEL TO ACQUIRE DSC COMMUNICATIONS CORPORATION IN A
                           STOCK-FOR-STOCK TRANSACTION


         Paris, France, Dallas, Texas, June 4, 1998...Alcatel (NYSE:ALA) and DSC (NASDAQ:DIGI) jointly announced that they have entered into a definitive agreement under which Alcatel will acquire DSC in a stock-for-stock transaction. The acquisition will expand Alcatel's presence in the United States telecommunications equipment market. The strong position of DSC in access and switching, fixed and mobile, coupled with Alcatel's leading position in transmission will create a major company in the U.S. capable of providing turnkey systems to the incumbent telecommunications operators as well as new domestic carriers.

         Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, DSC shareholders will receive upon consummation of the transaction 0.815 of an Alcatel ADS (American Depository Shares) which represents 0.163 Alcatel ordinary share, for each outstanding DSC share. Based on the approximately 125 million fully diluted DSC shares outstanding and closing price of Alcatel's ADS on Wednesday, June 3, 1998 ($43 7/16), the transaction has an implied value of approximately $4.4 billion. This represents a premium of approximately 80% over DSC's closing price per share on June 3, 1998 and 8% over DSC's twelve months high of $32.75.

         Taking into account cost savings, Alcatel expects the deal to be neutral on its 1999 earnings per share and to be accretive thereafter. This does not take into account the effect of the substantial revenue enhancement which should result from the transaction and which is its main purpose.

         Serge Tchuruk, Chairman and CEO of Alcatel said, "Alcatel's strategy is to be a preeminent worldwide player in the evolution of networks from narrowband to broadband, with voice/data convergence. This goal requires highly advanced broadband technology, already developed by Alcatel, and a more commanding U.S. presence, which Alcatel is moving towards with its acquisition of DSC. This acquisition creates an outstanding fit between Alcatel's broadband ATM and data technology and the strong market position that DSC has developed in access and switching."

         Mr. Tchuruk added, "I want to emphasize that this combination is about growth, not just cost cutting. As a result of this combination, DSC employees will have greater career opportunities both in the United States and internationally. They will play a critical role in the future of the new company and all of us at Alcatel look forward to working with them to build on the strengths of the combined company."

         James L. Donald, DSC's Chairman and CEO, said, "This transaction provides increased value to DSC shareholders. In addition, DSC shareholders will have an ongoing equity interest in a much


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larger company with improved long-term growth potential and investment liquidity. The combined operations of DSC and Alcatel in the U.S. should also benefit from DSC's established relationships with the Regional Holding Companies
(RHCs), which provide an enhanced platform for future growth."

         Completion of the transaction is subject to approval by DSC shareholders, the expiration or termination of applicable waiting periods under the antitrust laws, registration under the U.S. federal securities laws of the Alcatel ADS's issuable in the transaction, and other customary closing conditions. The transaction is expected to close in approximately four months.

         Following the acquisition of DSC, Alcatel intends to combine DSC with its existing U.S. telecommunications equipment business which is primarily conducted through Alcatel's wholly owned subsidiary, Alcatel Network Systems, Inc. (ANS). Over the last years, ANS has achieved a leadership position in SONET transmission systems, with revenues growing 35% in 1996 and 1997, and has become a leading player in the fast developing ADSL market.

         The combined entity will continue to be headquartered in Texas, with 7,000 people employed in the Dallas area alone, and with significant operations in North Carolina and California. Mr. Krish Prabhu, who is currently President and CEO of ANS, will serve as President and CEO of the combined company. The proforma combined revenue for DSC and ANS for the twelve months ended December 31, 1997, was approximately $3 billion. The companies expect annual savings of approximately $200 million to phase in initially in 1998 with a full year impact in the year 2000.

         The two companies believe that there is a strong strategic fit which will be particularly productive in the next few years. A clear example is DSC's established leadership position in fixed access systems in the U.S. with major RHCs. While these systems are largely configured to support voice services today, Alcatel's world leading technologies in ATM and xDSL will help DSC accommodate the fast development of Internet related data services. Similarly, the intelligent networking products and the comprehensive switching product line of DSC will be optimized when combined with Alcatel's latest technologies. DSC's tandem switching activity will be supported by Alcatel's 1000 BBX broadband switch to handle the growing needs of voice and data traffic in public backbone networks. DSC's current activity in cellular switching will be significantly enhanced by Alcatel's world-class digital switching technology available for most mobile standards.

         Alcatel (NYSE:ALA) is a world leader in telecommunications systems and equipment, with operations in over 130 countries. It provides complete solutions and services ranging from backbone networks to user terminals for operators, service providers, enterprises and consumers. Alcatel Alsthom, to be renamed Alcatel, has been up to now a multi-business company with revenues of $31 billion in 1997. It is currently reshaping its portfolio on its core business, telecom and cables, with a dedicated revenue of $22 billion in 1997. For more information, visit Alcatel via the web at http://www.alcatel.com.



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         DSC (NASDAQ:DIGI) is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and broadband services, such as intelligent network, wireless and switched digital video applications. DSC had 1997 annual revenues of approximately $1.6 billion and is active in more than 60 countries worldwide. For more information about DSC and its products, please visit the company's web site: http://www.dsccc.com.

         This document may include forward looking statements within the meaning of Safe Harbor provisions of the U.S. federal securities laws. These statements are based on current expectations, estimates and projections about the general economy and Alcatel's and DSC's lines of business and are generally identifiable by statements containing words such as "expects", "believes", "estimates" or similar expression. Statements related to future performance involve certain assumptions, risks and uncertainties, many of which are beyond the control of Alcatel or DSC, and cannot be guaranteed. Important factors that could cause actual results to differ materially from those expectations include, among others, foreign and domestic product and price competition, cost effectiveness, changes in governmental regulations, general economic and market conditions in various geographic areas, interest rates and the availability of capital. Although Alcatel and DSC believe that their respective expectations reflected in any such forward looking statements are based upon reasonable assumptions, they can give no assurance that those expectations will be achieved.



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